EXHIBIT 2

                         MH Elite Portfolio of Funds, Inc.
                                220 Russell Avenue
                              Rahway, NJ 07065-1529




                   Management Statement Regarding Compliance with
             Certain Provisions of the Investment Company Act of 1940
             ---------------------------------------------------------

We, as members of management of MH Elite Portfolio of Funds, Inc. -
MH Elite Fund of Funds, MH Elite Small Cap Fund of Funds, and
MH Elite Select Portfolio of Funds (the 'Company'), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, 'Custody of Investments by Registered Management Investment Companies,' of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of September 30, 2006 and from May 1, 2006 through September 30, 2006.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2006 and from
May 1, 2006 through September 30, 2006 with respect to securities reflected in the investment account of the Company.



MH Elite Portfolio of Funds


By:



/s/Harvey Merson
-------------
Harvey Merson
Chief Compliance Officer